U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

AMERICAN SANDS ENERGY CORP.

(Exact name of registrant as specified in its charter)

000-53167

(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	87-0405708 (IRS Employer Identification No.)

201 S. Main St., STE 1800, Salt Lake City, Utah 84111

(Address of principal executive offices)

(801) 536-6140

(Registrant’s telephone number)

Not applicable

(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 3, 2015, American Sands Energy Corp. (the “Company”), engaged R. Glenn McGinnis as its Chief Operating Officer. Mr. McGinnis replaces Robin Gereluk, whose employment as Chief Operating Officer was terminated on July 31, 2015.

Mr. McGinnis, age 66, is currently a member and manager, and the chief executive officer of Universal Oil Recovery, LLC, a company that has developed a suite of solvents for extracting oil from oil shale, oil sands, and coal. He has been pursuing this venture and providing consulting and advisory services on refinery development and operation since January 2011. For over five years prior to 2011, Mr. McGinnis served as the chief executive officer of Arizona Clean Fuels Yuma LLC, where he managed the process for developing a 60,000 barrel per day oil refinery situated near Yuma, Arizona. Mr. McGinnis has spent nearly all of his professional career working in the engineering, development, construction, and operation of refineries and chemical related businesses, which has included serving as Director of Engineering, Construction and Planning, and as Vice President and General Manager for El Paso Corporation’s Aruba Refinery, and serving as President and CEO of Orion Refining Corporation where he had total responsibility for the day-to-day operation of the company as well as completion of a $1 billion capital project to expand and restart a 155,000 barrel per day refinery in Southern Louisiana.

As noted above, Mr. McGinnis is an officer and owner of Universal Oil Recovery LLC. Effective January 24, 2012, the Company entered into a License, Development and Engineering Agreement with Universal Oil Recovery LLC and SRS International (the “License Agreement”) whereby the Company was granted an exclusive non-transferable license to use certain technology in its proposed business to extract bitumen from oil sands. The territory covered by the agreement includes the state of Utah and any other geographic location in which a future designated project is commenced by or through the Company. On November 18, 2013, the Company entered into an Amended and Restated License, Development and Engineering Agreement with Universal Oil Recovery LLC (“Amendment”). The Amendment amends and restates the License Agreement. Pursuant to the terms of the Amendment, the previous royalties of 75% on projects outside of Utah and the minimum royalty of $1,000,000 per year on such agreements have been eliminated. Pursuant to the Amendment, the Company will now pay royalties on projects outside of Utah of 15% of the net fees (net of all costs other than general and administrative expenses) collected by the Company on any license of the technology. In addition, the $25,000 per month management fee is eliminated until a permanent financing is closed (minimum of $25,000,000), at which time the payment will be reinstated. In consideration of the amendment, the Company agreed to make certain payments to Universal Oil Recovery LLC and issued to it 575,000 warrants to purchase common stock of the Company for $0.01 per share, exercisable for ten years. The term of the License Agreement, as amended, is for 20 years and thereafter so long as production of products using the technology is commercially and economically feasible.

The Company has agreed to pay to Mr. McGinnis a monthly fee of $2,500, plus an additional $200 four each hour worked in excess of 20 hours per month.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

Date: August 5, 2015	By: /s/ William C. Gibbs
William C. Gibbs, CEO

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